UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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ITERIS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ITERIS, INC.

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 17, 2010

To the Stockholders of Iteris, Inc.:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Iteris, Inc., a Delaware corporation, will be held on September 17, 2010 at 10:00 a.m. Pacific Time, at our principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705, for the following purposes, as more fully described in the proxy statement accompanying this Notice:

1.                                      To elect Richard Char, Kevin C. Daly, Ph.D., Gregory A. Miner, Abbas Mohaddes, John W. Seazholtz, Joel Slutzky, and Thomas L. Thomas to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until his successor is elected and qualified.

2.                                      To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

3.                                    To transact any other business which may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

All stockholders of record as of the close of business on July 21, 2010 are entitled to notice of and to vote at the Annual Meeting and at any postponement(s) or adjournment(s) thereof.  You are cordially invited to be present and to vote at this Annual Meeting.  Whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting.  You can vote your shares by completing and returning the enclosed proxy card.  If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive from that institution an instruction form for voting by mail and you may also be eligible to vote your shares electronically over the Internet or by telephone.  Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted.  You may revoke your proxy at any time prior to the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, any proxy that you previously submitted will be revoked automatically and only your vote at the Annual Meeting will be counted.  For further information, please see the discussion of voting rights and proxies beginning on page 1 of the enclosed proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS

Abbas Mohaddes
Chief Executive Officer and President

Santa Ana, California

July 29, 2010

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.  PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ITERIS, INC.
1700 Carnegie Avenue, Suite 100
Santa Ana, California  92705

PROXY STATEMENT

FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD SEPTEMBER 17, 2010

General

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Iteris, Inc., a Delaware corporation (“Iteris” or the “Company”), to be voted at the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on September 17, 2010 and at any adjournment(s) or postponement(s) of the meeting.  The Annual Meeting will be held at 10:00 a.m. Pacific Time, at our principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705.  These proxy materials and the form of proxy are expected to be mailed to our stockholders who are entitled to vote at the Annual Meeting on or about August 5, 2010.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders and are described in more detail in this proxy statement.

Internet Availability of Materials

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON SEPTEMBER 17, 2010:  The Proxy Statement, proxy card, and Annual Report on Form 10-K for the fiscal year ended March 31, 2010 are available at www.edocumentview.com/ITI, or at www.envisionreports.com/ITI for registered holders (Internet voting included).

Voting Rights

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as July 21, 2010.  At the close of business on the record date, 34,331,756 shares of our common stock, par value $0.10 per share, were outstanding and no shares of our preferred stock were outstanding.  Each stockholder is entitled to one vote for each share of common stock held by such stockholder as of the record date.

The presence in person or by proxy of the holders of a majority of the outstanding shares of the common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.  If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, directors will be elected by a plurality of the common stock entitled to vote and present in person or represented by proxy at the Annual Meeting, unless cumulative voting is in effect.  Pursuant to our bylaws, no stockholder is entitled to cumulate his or her votes for candidates other than those whose names have been placed in nomination prior to the commencement of voting and unless at least one stockholder has given notice prior to commencement of voting of his or her intention to cumulate votes.  If any stockholder has given such notice, then each stockholder may cumulate votes by multiplying the number of shares of common stock the stockholder is entitled to vote by the number of directors to be elected.  The number of cumulative votes thus determined may be voted all for one candidate or distributed among several candidates, at the discretion of the stockholder.  The candidates receiving the highest number of votes, up to the number of directors to be elected, will be elected.  If cumulative voting is in effect, the persons named in the accompanying proxy will vote the shares of common stock covered by proxies received by them (unless authority to vote for directors is withheld) among the named candidates as they determine.

With regard to Proposal Two, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.  Broker non-votes occur when brokers who hold stock in “street name” return proxy cards stating that they do not have authority to vote the stock which they hold on behalf of beneficial owners.  Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Voting

You may vote by one of three ways: (i) by mail, (ii) electronically over the Internet or by telephone, or (iii) by ballot in person at the Annual Meeting.  If you are a “registered holder,” that is, your shares are registered in your own name through our transfer agent, you may vote by returning a completed proxy card in the enclosed postage-paid envelope or through the Internet at www.envisionreports.com/ITI.  If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail.  The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone.  Stockholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.  If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided.

If you are a registered holder, you may also vote your shares in person at the Annual Meeting.  If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the Annual Meeting.  We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Proxies

Please use the enclosed proxy card to vote by mail.  If your shares are held in street name, then in lieu of a proxy card you should receive from that institution an instruction form for voting by mail, the Internet or by telephone.  Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date, and return each proxy card or voting instruction form to ensure that all of your shares will be voted.  Only proxy cards and voting instruction forms that have been signed, dated, and timely returned (or otherwise properly voted by Internet or telephone) will be counted in the quorum and voted.  Properly executed proxies will be voted in the manner directed by the stockholders.  If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board under Proposal One unless the authority to vote for the election of any director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of each of the other proposals as described in this proxy statement and the accompanying notice.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting as well as any procedural matters.  We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our Secretary at our principal executive offices.  If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting.  If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.  Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder.  Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Solicitation

The enclosed proxy is being solicited by our Board of Directors.  We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing, and mailing this proxy statement, the proxy card, and any additional material furnished to the stockholders.  Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners.  In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners.  The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers, or employees.  No additional compensation will be paid to these individuals for any such services.

In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in solicitation of proxies.  Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our bylaws provide for a Board of Directors consisting of not less than seven nor more than eleven members.  The exact number may be changed, within such limits, by a resolution duly adopted by the Board or by the stockholders.  The number of directors constituting the full Board is currently set at seven.  All directors are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved the following persons as nominees for election at the Annual Meeting to serve until the next annual meeting of stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal:  Richard Char, Kevin C. Daly, Ph.D., Gregory A. Miner, Abbas Mohaddes, John W. Seazholtz, Joel Slutzky, and Thomas L. Thomas.  Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected.  We have no reason to believe that any of the nominees will be unavailable to serve.  In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes.  Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named above.

Stockholder Approval

The seven candidates receiving the highest number of affirmative votes, present in person or represented by proxies and entitled to vote at the Annual Meeting, will be elected as our directors.  However, if cumulative voting is in effect, the proxy holders will have the right to cumulate and allocate votes among those nominees standing for election as such proxy holders in their discretion elect.

Recommendation of the Board of Directors

Our Board of Directors recommends a vote “FOR” the seven director nominees listed above.

Directors and Nominees

The table and narrative below set forth information regarding each director and director nominee, including the year they first became directors, business experience during at least the past five years, public company boards they currently serve on or have served on during the past five years, and certain other biographical information and attributes that the Nominating and Corporate Governance Committee determined qualify them to serve as directors.  The Nominating and Corporate Governance Committee believes that the directors and director nominees have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of experience and thought; and the commitment to devote significant time and energy to service on the Board and its committees.

Name	Age	Current Position(s) with Iteris	Director Since
Richard Char(1)	51	Director	2005
Kevin C. Daly, Ph.D.(2)(3)	65	Director and Assistant Secretary	1993
Gregory A. Miner	55	Chairman of the Board	1998
Abbas Mohaddes	53	Chief Executive Officer, President, Assistant Secretary and Director	2005
John W. Seazholtz(1)(2)(3)	73	Director	1998
Joel Slutzky (3)	71	Director and Assistant Secretary	1969
Thomas L. Thomas(1)(2)(3)	61	Director	1999

(1)           Member of the Audit Committee.

(2)           Member of the Compensation Committee.

(3)           Member of the Nominating and Corporate Governance Committee.

Abbas Mohaddes has served as our Chief Executive Officer and President since March 2007, as an Assistant Secretary since May 2004 and as a director since September 2005.  Prior to his promotion in March 2007, Mr. Mohaddes served as our Executive Vice President and a General Manager from October 2004.  He was the Executive Vice President of our former Iteris, Inc. subsidiary (the “Iteris Subsidiary”) from March 2004 to October 2004 and its Secretary from September 2001 to October 2004.  Prior to that, he served as the Senior Vice President and Director of Transportation Systems of the Iteris Subsidiary from May 2000 to March 2004 and as its Vice President and Deputy Director of Transportation from October 1998 to May 2000.  Mr. Mohaddes also served as President and Chief Executive Officer of Meyer, Mohaddes Associates, Inc. (“MMA”), an ITS and transportation firm that he co-founded in 1991, which was acquired by the Iteris Subsidiary in October 1998 and dissolved in April 2006.  Mr. Mohaddes is a founding and a current board member of ITS America and a member of several trade organizations including Transportation Research Board, Institute of Transportation Engineers, and the Design/Build Institute of America.  Mr. Mohaddes provides extensive technology, industry, and management experience to the Board, as well as a substantial understanding of the Company and its operations resulting from his service as an officer of our Iteris Subsidiary and as the founder of MMA.

Richard Char has served as a director since September 2005.  From October 2008 to March 2010, Mr. Char served as CEO of VIPGift LLC, a provider of corporate and consumer loyalty and incentive programs. From June 2006 to July 2008, Mr. Char was the Senior Vice President of Corporate Development and General Counsel at Blackhawk Network, Inc., a provider of prepaid merchant gift cards and network branded cards.  From March 2003 to April 2005, Mr. Char served as the President and Chief Executive Officer of IC Media, a developer of CMOS image sensors that was acquired in April 2005 by MagnaChip Semiconductors, a developer and manufacturer of mixed-signal and digital multimedia semiconductors.  Prior to joining IC Media, from March 1999 to January 2002, Mr. Char was Managing Director with the Technology Group of Credit Suisse First Boston.  From 1997 to 1999, Mr. Char was Co-Head of Technology Investment Banking at Cowen & Company, and from 1984 to 1997, he was a partner in the law firm of Wilson Sonsini Goodrich & Rosati.  Mr. Char currently serves on the board of directors of Netlist, Inc. (NASDAQ: NLST) and serves as the chairman of its audit committee and a member of its compensation committee.  Mr. Char received his A.B. degree from Harvard College and his J.D. degree from Stanford Law School.  Mr. Char brings to the Board of Directors executive leadership experience, as well as significant corporate finance, legal and corporate development experience with the financial acumen requisite to serve as a financial expert on our Audit Committee.

Kevin C. Daly, Ph.D. has served as a director since 1993.  Dr. Daly has been CEO of MAXxess Systems, Inc., one of our former subsidiaries and a provider of electronic security systems, since November 2005.  Between August 2007 and August 2009 Dr. Daly also served as CEO of iStor Networks, Inc., a manufacturer of IP SAN storage systems.  From June 2002 to June 2005, Dr. Daly was CEO of Avamar Technologies, Inc., a developer of storage deduplication technology; Avamar was subsequently acquired by EMC Corporation in 2006.  Prior to Avamar, Dr. Daly was CEO of ATL Products, Inc., a provider of tape automation systems.  ATL Products completed an IPO in 1997 and was subsequently acquired by Quantum Corporation.  Dr. Daly is also a member of the Board of Directors of STEC, Inc. (NASDAQ: STEC), a provider of solid state disk systems.  Having served as the CEO of several technology companies and as a director of both private and public companies, Dr. Daly offers to the Board a wealth of management and leadership experience as well as an understanding of issues faced by such companies.

Gregory A. Miner has served as a director since 1998 and as our Chairman of the Board of Directors since October 2004.  Mr. Miner is also the Managing Partner of Merchant Capital Source, LLC, a company that provides working capital financing solutions to merchants.  Prior to that, Mr. Miner served as our Chief Executive Officer from February 2002 to October 2004 and as our Chief Financial Officer from January 1994 to October 2004.  He also served as our Chief Operating Officer from 1998 to 2002 and as the Chairman of the Board of the Iteris Subsidiary from December 2003 to October 2004.  Mr. Miner has served in various capacities for our other subsidiaries from time to time.  From December 1984 until joining us, Mr. Miner served as the Vice President, Chief Financial Officer and a director of Laser Precision Corporation, a manufacturer of telecommunications test equipment.  Mr. Miner is a Certified Public Accountant and, from 1979 to 1984, was employed by Deloitte Haskins and Sells (now known as Deloitte & Touche LLP) in various capacities, the most recent of which was Audit Manager.  Through his service in a variety of executive positions with us and our subsidiaries, Mr. Miner has a deep and broad understanding of our business as well as the leadership skills and the operational understanding to provide sound guidance in continuing to grow our business.

John W. Seazholtz has served as a director since May 1998.  From May 1998 to April 2000, Mr. Seazholtz served as the President and Chief Executive Officer of Telesoft America, Inc.  He retired in April 1998 as the Chief Technology Officer of Bell Atlantic after 36 years of service with that company and its predecessor.  Mr. Seazholtz was a senior officer of Bell Atlantic from 1986, serving in various positions, including the positions of Vice President, Operations and Engineering, Vice President, Marketing, Vice President of New Services, and Vice President, Technology and Information Systems.  Mr. Seazholtz currently serves as the Chairman of the Board of Westell Technologies, Inc. (NASDAQ: WSTL).  Mr. Seazholtz provides executive leadership experience and strong sales and marketing expertise in the technology industry, combined with extensive public company experience.

Joel Slutzky has served as a director since he co-founded the Company in 1969.  Mr. Slutzky was the Chairman of the Board of Directors from 1969 to October 2004 and our Chief Executive Officer from 1975 to February 2002.  Mr. Slutzky also served as the Chairman of the Board of the Iteris Subsidiary until December 2003 and served in various capacities for our other subsidiaries from time to time.  Mr. Slutzky currently serves on the Board of Directors of Project Tomorrow, an organization focused on improving Kindergarten through 12th grade science education in Orange County, California and the Butterfly Connection, an organization that promotes creativity and critical thinking skills in K-12 education.  As the co-founder of the Company with over 20 years of experience in the transportation industry and 40 years of experience with technology companies, Mr. Slutzky is uniquely qualified to provide insights into and guidance on the industry and growth and development of the Company.

Thomas L. Thomas has served as a director since May 1999.  From September of 2009 to present Mr. Thomas has served as Executive Chairman of International Decision Systems, a provider of software and solutions for the equipment finance market.  From February 2004 to July 2008, Mr. Thomas served as the President and Chief Operating Officer of Global Exchange Services (“GXS”), a provider of business-to-business EDI and supply chain management solutions.  Mr. Thomas retired from GXS in July 2008, and currently has his own management consulting business, T2 Partners, and also serves as Executive Chairman of International Decision Systems.  Prior to his service with GXS, Mr. Thomas was the Chairman of the Board, President and Chief Executive Officer of HAHT Commerce, a provider of software applications that enable companies to use the Internet to conduct business, from February 2000 until February 2004 when HAHT Commerce was sold to GXS.  Mr. Thomas also served as the President and Chief Executive Officer of Ajuba Solutions, a provider of B2B integration solution software, from February 2000 until its sale to Interwoven in October 2000, and as the President, Chief Executive Officer and Chairman of the Board of Vantive Corporation, a customer relationship management software vendor, from April 1999 until its acquisition by Peoplesoft in January 2000.  From 1981 to 1999, Mr. Thomas served in various senior and executive positions at 3Com Corporation, Dell Computer Corporation, Kraft General Foods and Sara Lee Corporation.  Mr. Thomas also serves on the board of directors, and as the chairman of the compensation committee, of infoGroup, Inc. (NASDAQ: IUSA).  He also serves on the board of directors and the compensation committee and the audit committee of Front Range Solutions, a developer of service management and IT asset management software for mid-sized and distributed enterprises.  Mr. Thomas offers to the Board of Directors valuable business, leadership and strategic insights obtained through his service in a variety of industries, including a number of technology companies, and his experience in working with companies through several stages of their development.

Family Relationships

There are no family relationships among any of our directors, director nominees, or executive officers.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees.  The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.iteris.com.  We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

Our policy is to have at least a majority of the directors qualify as “independent” under the listing standards of NYSE Amex.  The Board of Directors has determined that Messrs. Char, Daly, Miner, Seazholtz, Slutzky, and Thomas each satisfy the requirements for “independence” under such listing standards.

Board Structure

The Board does not have a policy regarding the separation of the roles of the CEO and Chairman of the Board as the Board believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board from time to time.  However, the Board has determined that having an independent director serve as the Chairman is currently in the best interest of our stockholders in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman.  The Board also meets regularly in executive sessions.

Board Meetings and Committees

We currently have several standing committees of the Board of Directors, including the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.  The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each has a written charter that is reviewed annually and revised as appropriate.  A copy of each committee’s charter is available on the Investor Relations section of our website at www.iteris.com.

During the fiscal year ended March 31, 2010 (“Fiscal 2010”), the Board of Directors and the various committees of the Board held the following number of meetings:  Board of Directors—eight; Audit Committee—eight; Compensation Committee—one; and Nominating and Corporate Governance Committee—one.  During Fiscal 2010, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of any committees of the Board held while he was serving on the Board or such committee.

Audit Committee.  The current members of our Audit Committee are Messrs. Char, Seazholtz, and Thomas.  Each member of the Audit Committee is “independent” under the current listing standards of NYSE Amex and the SEC rules regarding audit committee memberships.  The Board has identified Mr. Char as the member of the Audit Committee who qualifies as an “audit committee financial expert” under applicable SEC rules and regulations governing the composition of the Audit Committee.

The Audit Committee oversees on behalf of the Board (a) the conduct of the accounting and financial reporting processes, the audits of our financial statements and the integrity of our audited financial statements and other financial reports; (b) the performance of our internal accounting and financial controls function; (c) the engagement, replacement, compensation, qualifications, independence and performance of our independent registered public accounting firm; and (d) the portions of the Code of Ethics and Business Conduct and related policies regarding our accounting, internal accounting controls or auditing matters.

The Audit Committee meets privately with our independent registered public accounting firm, and such firm has unrestricted access to and report directly to the Audit Committee.  The Audit Committee has selected McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011 and is recommending that our stockholders ratify this appointment at the Annual Meeting.

Compensation Committee.  The current members of our Compensation Committee are Messrs. Daly, Seazholtz, and Thomas.  The Board has concluded that each member of the Compensation Committee is “independent” under the listing standards of NYSE Amex.

The Compensation Committee (a) evaluates officer and director compensation policies, goals, plans and programs; (b) determines the cash and non-cash compensation of our “executive officers” as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (c) reviews and makes recommendations to the Board with respect to our equity-based and other incentive compensation plans for employees; (d) evaluates the performance of our executive officers; (e) assists the Board in evaluating potential candidates for executive officer positions and oversee management succession planning; and (f) produces the Committee report required by the applicable rules and regulations of the SEC and other regulatory bodies for inclusion in our annual proxy statement.

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee are Messrs. Daly, Seazholtz, Slutzky, and Thomas.  The Board has determined that each of the members of this committee are “independent” under the listing standards of NYSE Amex.

The primary purposes of the Nominating and Corporate Governance Committee are to (a) identify, screen and review individuals qualified to serve as directors; (b) select or recommend to the Board of Directors the selection of nominees for election at the next annual meeting of stockholders; (c) recommend to the Board of Directors candidates to fill any vacancies on the Board; (d) oversee the implementation and monitoring the effectiveness of our corporate governance policies and developing and recommending to the Board modifications and or additions to such policies; and (e) review on a regular basis our overall corporate governance and recommend improvements when necessary.

In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company.  This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve the Company’s and our stockholders’ long-term interests.  While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business.  These factors, and others as considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time.  As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.  The Nominating and Corporate Governance Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board.  Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates.  Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers.  From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement.  This committee will evaluate such recommendations applying its regular nominee criteria.  Eligible stockholders wishing to recommend a nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of our corporate Secretary, by the deadline for stockholder proposals set forth in our last proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected.  In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate.  The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting.  Each of the director nominees standing for election at this Annual Meeting is a current director.

Risk Oversight Role

The Board is responsible for overseeing our risk management, but its duties in this regard are supplemented by committees of the Board.  In particular, the Audit Committee focuses on financial risk, including internal controls, and is responsible for discussing with management and our independent auditors policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management.  Risks related to our compensation programs are reviewed by the Compensation Committee and legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee.  In connection with its responsibilities relating to risk assessment, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed.

Compensation of Directors

Non-employee directors receive an annual fee of $12,000 per year, paid quarterly, in addition to $1,500 for each Board meeting attended in person, and $250 for each telephone conference Board meeting.  All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees.

Non-employee directors were also eligible to receive periodic option grants pursuant to the Directors’ Automatic Option Grant Program under our 2007 Omnibus Incentive Plan (the “2007 Plan”).  Under that plan, each non-employee director receives an option to purchase 20,000 shares of common stock upon his initial appointment to the Board of Directors and an additional option to purchase 5,000 shares of common stock on the date of each annual meeting after his appointment, provided he has served on the Board for at least six months.  Each option granted to non-employee directors under the Directors’ Automatic Option Grant Program will have an exercise price equal to the fair market value of the common stock on the grant date and a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service as a Board member.  Prior to the adoption of the 2007 Plan, non-employee directors received option grants pursuant to the Automatic Option Grant Program of our 1997 Stock Incentive Plan (the “1997 Plan”), having substantially the same terms as the grants provided under the 2007 Plan.

Stockholder Communications

The Board has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary.  The name of any specific intended Board recipient should be noted in the communication.  Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients.  Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters.  Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.  Stockholders who wish to communicate with the Board can write to the corporate Secretary at Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of our stockholders; however, directors are encouraged to attend all such meetings.  Two of our current directors attended our 2009 annual meeting of stockholders.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of McGladrey & Pullen, LLP was engaged to serve as our independent registered public accounting firm for the fiscal year ended March 31, 2010.  The Audit Committee of the Board of Directors has selected that firm to continue in this capacity for the fiscal year ending March 31, 2011.  We are asking our stockholders to ratify the selection by the Audit Committee of McGladrey & Pullen, LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending March 31, 2011 and to perform other appropriate services.  Stockholder ratification of the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm is not required by our bylaws or otherwise.  In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection.  Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee feels that such a change would be in the best interests of us and our stockholders.

A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting to respond to stockholders’ questions, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and will be available to respond to appropriate questions from stockholders.

Stockholder Approval

The affirmative vote of a majority of the common stock, present or represented by proxy and entitled to vote at the Annual Meeting will be required for ratification of the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “FOR” the ratification and approval of the selection of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2011.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table presents the aggregate fees billed for the indicated services performed by McGladrey & Pullen, LLP for the fiscal years ended March 31, 2009 and 2010:

	Fiscal Year Ended March 31,
	2009	2010
Audit Fees	$314,000	$320,000
Audit-Related Fees	40,000	46,000
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$354,000	$366,000

Audit Fees.  Audit fees consist of fees billed by McGladrey & Pullen, LLP for professional services rendered in connection with the audit of our annual consolidated financial statements and review of those consolidated financial statements included in our quarterly reports on Forms 10-Q and other regulatory filings.

Audit-Related Fees.  Audit-related fees consist of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.”  Such fees include, among other things, fees for registration statements, fees for internal control reviews and assistance with meeting the requirements of Section 404 of the Sarbanes-Oxley Act and certain consultations concerning financial accounting and reporting standards.

Tax Fees.  There were no tax fees billed to us by McGladrey & Pullen, LLP during the fiscal years ended March 31, 2009 and 2010.

All Other Fees.  There were no other fees billed to us by McGladrey & Pullen, LLP during the fiscal years ended March 31, 2009 and 2010.

Determination of Independence

McGladrey & Pullen, LLP did not provide any non-audit related services during the fiscal years ended March 31, 2009 and 2010.

Audit Committee Pre-Approval Policies and Procedures

All engagements for services by McGladrey & Pullen, LLP or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules.  The prior approval of the Audit Committee was obtained for all services provided by McGladrey & Pullen, LLP in the fiscal year ended March 31, 2010.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Iteris’ audited consolidated financial statements for the fiscal year ended March 31, 2010 included in its Annual Report on Form 10-K for that year.

Review with Management

The Audit Committee has reviewed and discussed the audited consolidated financial statements with the Company’s management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee has discussed with the Company’s independent registered public accounting firm, McGladrey & Pullen, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), which includes, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee has received the written disclosures and the letter from McGladrey & Pullen, LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with McGladrey & Pullen, LLP its independence from the Company.

Conclusion

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2010 for filing with the SEC.

Submitted by the Audit Committee
of the Board of Directors:

Richard Char
John W. Seazholtz
Thomas L. Thomas

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information, as of June 30, 2010, regarding our executive officers.

Name	Age	Capacities in Which Served
Abbas Mohaddes	53	Chief Executive Officer, President, Assistant Secretary and Director
Alan Clelland	57	Senior Vice President, Transportation Systems
Todd Kreter	50	Senior Vice President, Sensors Development and Operations
Gregory McKhann	47	Senior Vice President, Sensors Sales and Marketing
James S. Miele	42	Vice President, Chief Financial Officer and Secretary

The following is a brief description of the capacities in which each of the above persons has served during the past five years.  The biography of Mr. Mohaddes appears earlier in this proxy statement.  See Proposal One: “Election of Directors.”

Alan Clelland has served as a Senior Vice President of the Company since October 2007; he also held the title of General Manager from October 2007 to May 2009.  Prior to joining us, from May 2000 to September 2007, Mr. Clelland worked at the Siemens ITS business unit of Siemens Energy & Automation, Inc., serving in the role of Marketing Director then as Director of Consulting.  From August 1998 to April 2000, Mr. Clelland was Senior Vice President, Operations for Gardner Systems, an ITS consulting company.  Prior to that, from May 1996 to July 1998, Mr. Clelland was Marketing Director of TransCore, a company of Science Applications International Corporation (SAIC).  From May 1987 to April 1996, he was a Senior Associate, then Associate Vice President at JHK & Associates, Inc., a transportation engineering company, which was acquired by SAIC.  Mr. Clelland’s prior experience also includes working as the International Product Marketing Manager for Power Semiconductors in the Elcoma Division of Philips BV, The Netherlands and in local government traffic engineering, university research, manufacturing and consulting.  Mr. Clelland holds a B.Sc. degree in Physics and Electronic Engineering from the University of Leeds in the United Kingdom.

Todd Kreter has served as a Senior Vice President of the Company since May 2009. Mr. Kreter served as our Vice President of Engineering from November 2007 to May 2009.  Prior to joining us, from June 2004 to January 2007, Mr. Kreter was the VP Global Services at Quantum Corporation where he managed the company’s worldwide customer service organization.  From May 1998 to June 2004, Mr. Kreter held several positions, including VP Operations, VP Engineering and VP Quality, at Quantum Corporation.  From 1994 to 1998, Mr. Kreter held management positions in engineering and operations with ATL Products, Inc. where he was responsible for the design, development and production of various products.  Mr. Kreter holds an executive M.B.A. from Stanford/AEA and a B.S. degree in mechanical engineering from California State University, Fullerton.

Gregory McKhann has served as a Senior Vice President of the Company since October 2004; he also held the title of General Manager from October 2007 to May 2009.  Mr. McKhann was Senior Vice President of the Iteris Subsidiary from March 2004 to October 2004, its Vice President and General Manager of Roadway Sensors from December 1998 to March 2004, its Vice President, Strategic Business Development from October 1999 to May 2000 and the Marketing Director of our ITS division (which became the Iteris Subsidiary) from July 1997 to October 1999.  Prior to joining us, Mr. McKhann served as a Business Development Manager at Rockwell International from 1990 to 1997.  While at Rockwell, Mr. McKhann was one of the founding members of the Rockwell Transportation Systems business unit.  Prior to 1990, Mr. McKhann held a variety of Engineering and Project Management positions at Rockwell International.

James S. Miele has served as our Vice President of Finance and Chief Financial Officer since October 2004 and as the Secretary since March 2004.  Mr. Miele was our Controller from October 2003 to October 2004 and the Controller of the Iteris Subsidiary from April 2001 to October 2004.  Prior to that, from October 1998 to June 2000, Mr. Miele served as an audit manager at Ernst & Young LLP, supervising financial statement audits for a variety of public and privately held companies.  Mr. Miele also served in Ernst & Young’s Assurance and Advisory Business Services group from 1994 to 1998.  Mr. Miele is a Certified Public Accountant in the State of California (inactive) and holds a B.S. degree in Accounting from San Diego State University.

Compensation Discussion and Analysis

General Compensation Policy

The guiding principle of our compensation policies is to align executive compensation with Company objectives and business strategies as well as with financial and operational performance.  In keeping with this principle, the Compensation Committee seeks to:

(1)                                  Attract and retain qualified senior executives who can play a significant role in the achievement of Company goals;

(2)                                  Reward executives for strategic management and the long-term enhancement of stockholder value; and

(3)                                  Create a performance-oriented environment that rewards performance with respect to our financial and operational goals without encouraging excessive risk taking.

The Compensation Committee meets periodically to review and recommend for approval by the Board of Directors, the salaries, bonuses and benefit plans for our executive officers and key associates.  Our Chief Executive Officer provides recommendations to the Compensation Committee with respect to compensation matters, including executive compensation, and, where appropriate, we utilize independent third party salary survey data as reference points.  However, the final decisions regarding the compensation of our executive officers are made by the Compensation Committee.  In measuring the executive officers’ contributions to the Company, the Compensation Committee considers a number of factors, including our revenue growth, net income and other financial performance measurements, as well as qualitative and non-financial measures such as key milestone achievements.

The three key elements of the current executive compensation program are annual base salary, cash bonuses, and long-term, equity-based incentives.  We also provide our executive officers with severance and change-in-control benefits as well as a limited number of perquisites and other personal benefits.  Executives also participate in employee benefit programs available to the broader employee population.  Our discussion below contains an additional explanation of each of these elements. In evaluating the mix of these compensation components, the Compensation Committee sought to make such compensation competitive with that provided by other companies with which we compete for executive talent while providing short and long-term incentives for the achievement of measurable corporate and individual performance objectives in keeping with the compensation principles described above.

Our compensation plans and the amount of each compensation element to pay our named executive officers are generally developed and determined on an individual, case-by-case basis utilizing a number of factors, including publicly available data from independent outside sources, including the TechAmerica (formerly American Electronics Association) annual survey of executive compensation, our general business conditions and objectives, as well as our subjective determination with respect to the executive’s individual contributions to such objectives.  For our executive officers, the Compensation Committee has adopted a policy of setting total compensation at approximately the 75th to 100th percentile level of comparable companies in order to effectively recruit and retain key executives.  The cash compensation, including the base salaries and bonuses, for Fiscal 2010 for our executive officers was established generally at the higher end of such percentile range, while the equity compensation generally was at the lower end of such range.

Elements of Compensation

Base Salary

We seek to provide our senior management with a base salary appropriate to their roles and responsibilities, and to provide them with a level of stability and certainty each year.  We establish salaries for the named executive officers by considering the salaries of officers at comparably sized companies according to data obtained by the Compensation Committee from independent outside sources, including the TechAmerica (formerly American Electronics Association) annual survey of executive compensation.  Our Chief Executive Officer does not participate in the discussions regarding his own compensation but does provide input to the Compensation Committee regarding the compensation of other executive officers.  We have generally established base salaries for our executive officers at the higher end of our target percentile range, with the exact base salaries for our executives based on the executive’s qualifications and experience, scope of responsibilities, and the executive’s past performance and future potential.  Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account such individual factors, including responsibilities, performance and experience.  The Compensation Committee has reviewed the current base salaries of each of the named executive officers and is of the opinion that such salaries are at a competitive level with the base salaries in effect for similarly situated officers and are not unreasonable in view of those paid by our competitors and by other companies of similar size.

In addition, as described below under the caption “Non-qualified Deferred Compensation Savings Plan,” we had a Deferred Compensation Savings Plan pursuant to which our executive officers were permitted to defer some or all of their salaries.  The plan was terminated by the Company’s Board of Directors in December 2008 and all shares held in the plan were distributed to their respective owners in December 2009.  No compensation was deferred by any named executive officer in Fiscal 2010.

Incentive Cash Bonuses

The remaining cash component of the named executive officers’ compensation for Fiscal 2010 was an annual cash bonus determined by the Compensation Committee based upon criteria established by the committee at the beginning of the fiscal year.  For Fiscal 2010, the bonuses were primarily dependent upon corporate and business unit performance.  80% of the potential bonus for the CEO and 60% of the potential bonus for the CFO was based on the total revenue and operating income achieved for the year, and the remaining 20% and 40%, respectively, of the potential bonus was based on the applicable officer’s achievement of individual objectives that were qualitative in nature and were established by the Compensation Committee for our CEO and established by the CEO for our CFO.  70% to 80% of the potential bonus for each of Messrs. Clelland, McKhann and Kreter were based on revenue and operating income achieved by the business unit for which such officer had primary responsibility, as well as the total revenue and operating income achieved by the Company, and the remaining 20% to 30% of the potential bonus was based on the applicable officer’s achievement of individual objectives that were qualitative in nature and were established by the CEO.

For the fiscal year ending March 31, 2011 (“Fiscal 2011”), the potential bonuses for our executive officers have similarly been set based primarily on our overall corporate and business unit performance, with 80% of the potential bonus for Mr. Mohaddes and 70% of the potential bonus for Mr. Miele to be based on the total revenue and operating income achieved by the Company for the year, and 70% to 80% of the potential bonus for each of Messrs. Clelland, McKhann and Kreter to be based on revenue and operating income achieved by the business unit for which such officer has primary responsibility, as well as the operating income achieved by the Company.  The remaining 20% to 30% of the potential bonus for each executive officer will be based on the officer’s achievement of individual objectives.

The individual objectives in Fiscal 2010 for the Chief Executive Officer and the Chief Financial Officer were primarily focused on such officer’s management of his area of responsibility.  The objectives for Mr. Mohaddes generally included strategic development of the Company, achievement of the revenue and operating income plan, and enhancing market value, as well as enhancing the relationship of the Company with the financial community.  The objectives for Mr. Miele principally included enhancement of our financial position and financial objectives, including accurate and timely reporting of financial results and managing SEC compliance matters, while the objectives for the other named executive officers primarily consisted of operational and strategic objectives within their business area of responsibility for each of Messrs. Clelland, McKhann and Kreter.  The objectives for each named executive officer will continue to have substantially the same focus for Fiscal 2011.

In Fiscal 2010, the target bonuses under the plan as a percent of the officer’s base salary ranged from 41% to 58%, with the Chief Executive Officer’s target bonus set at 50% of his base salary.  The target bonuses for the other named executive officers were 41% to 58% of the applicable officer’s base salary.  For Fiscal 2011, the target bonuses were set at 40% to 58% of base salaries, with the Chief Executive Officer’s target bonus set at 50% of his base salary and the target bonus for all other named executive officers set at 40% to 58% of the applicable officer’s base salary.  In addition, if our performance exceeds the revenue and operating income targets set for bonus purposes, the executives can earn an additional bonus of up to 50% of the portion of the target bonus award relating to our operational performance.

Revenue and operating income goals established for bonus purposes are generally higher than the goals established by us for the operation of the business, and are thus difficult to attain without a high degree of effort and the right market or economic conditions.  For Fiscal 2010, the goals for bonus purposes were set in the range of 105% to 110% of the internal operating plan.  Bonus achievement or overachievement is determined on a factor-by-factor basis.  For 2010, we did not meet the goals established by the Compensation Committee and no bonuses were awarded to any of the named executive officers with respect to the portion of the bonuses relating to the Company’s revenue and operating income or those of the business units.  The bonuses awarded to named executive officers for Fiscal 2010 related solely to the discretionary portion of the bonuses based on individual achievement of qualitative objectives by such officers.

Based upon the above described criteria, cash bonuses for the named executive officers in the following amounts were approved for Fiscal 2010:  Mr. Mohaddes — $31,500; Mr. Clelland — $16,000; Mr. Kreter— $21,600; Mr. McKhann — $18,400; and Mr. Miele — $28,800.

Long-Term Equity Compensation

A portion of the compensation of executive officers has historically been based upon the award of stock options which rely on increases in the value of our securities.  Beginning in Fiscal 2011, the Compensation Committee intends to include awards of restricted stock units, which the Compensation Committee believes provides a more direct connection between executive compensation and the long term growth of the Company, as part of the Company’s long-term equity compensation.

Stock options and restricted stock unit awards are intended to encourage executives to establish a meaningful, long-term ownership interest in the Company consistent with the interests of our stockholders.  Under our equity incentive plans, such awards are granted from time to time to certain officers and key associates.  Options granted to our named executive officers generally have an exercise price equal to the fair market value of our common stock on the date of grant, vest in equal annual installments over four years, and are not exercisable until vested.  Restricted stock unit awards will also generally vest over several years and be issued upon vesting.  Because the compensation element of such awards is dependent on increases over time in the market value of such shares, they represent compensation that is tied to our long-term performance.  We do not have a formal policy as to the amount or timing of grants of equity-based awards to executive officers.  The grant of options, restricted stock units or other equity-based awards to our executive officers is determined based upon individual performance, level of base salary and position with us.  In May 2009, we granted to each of our named executive officers, an option to acquire the following number of shares of our common stock at an exercise price of $1.41 per share, the then fair market value of our common stock, which option vests annually over a four year period:  Mr. Mohaddes — 100,000 shares; Messrs. Clelland, Kreter, McKhann and Miele — 25,000 shares.

Other Compensation

Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, that are available to all employees.  Certain additional benefits may be provided to our executives such as a car allowance, but each on a case-by-case basis.

Likelihood of Compensation Structure to Encourage Excessive Risk Taking

The Compensation Committee reviewed the Company’s compensation policies as they apply to all employees as well as our executive officers and believes that the policies do not encourage unnecessary risk taking, and that the level of risk that may be encouraged by the policies would not reasonably be likely to have a material adverse effect on the Company.  In this regard, we note that we provide base salaries to provide stability and predictability of monthly income, and provide incentive cash or long-term equity grants that we believe encourage focus on profitability and growth of the Company over time.

Summary Compensation Table

The following table shows information regarding the compensation earned during Fiscal 2009 and Fiscal 2010 by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, (iii) our three other executive officers who were employed by us as of March 31, 2010 and whose total compensation exceeded $100,000 during that fiscal year and (iv) a former executive officer who would have been included in the group described in clause (iii) except that he was not serving as an officer as of March 31, 2010.  The officers listed below are collectively referred to as the “named executive officers” in this proxy statement.

Name	Fiscal Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total
Abbas Mohaddes	2010	$362,120	$99,597	$31,500	$10,010	$503,227
Chief Executive Officer, President, Assistant Secretary and Director	2009	350,022	—	29,008	20,210	399,240

James S. Miele	2010	195,000	24,899	28,800	2,363	251,062
Vice President, Chief Financial Officer and Secretary	2009	193,105	—	14,451	9,775	217,331

Name	Fiscal Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation (3)	Total

Alan Clelland	2010	187,107	24,899	16,000	1,454	229,460
Senior Vice President	2009	180,003	—	71,083	6,847	257,933

Gregory McKhann	2010	221,679	24,899	18,400	2,903	267,881
Senior Vice President	2009	213,825	—	18,320	12,015	244,160

Todd Kreter	2010	182,109	24,899	21,600	1,413	230,022
Senior Vice President	2009	179,990	—	22,238	5,197	207,425

Francis Memole (4)	2010	150,064	—	—	773	150,837
Former Senior Vice President and General Manager	2009	191,594	—	—	10,478	202,072

(1)

The dollar amounts shown represent the estimated grant date fair value of stock options granted during the applicable fiscal year determined pursuant to the Black-Scholes-Merton option pricing formula, in accordance with FASB Accounting Standards Codification Topic 718. For a discussion of valuation assumptions used in the calculations, see Note 8 to our consolidated financial statements in our annual report for Fiscal 2010 (the “Annual Report”). See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report.

(2)

The amounts shown in this column constitute the cash bonuses made to each named executive officer based on the attainment of certain criteria pre-established by the Compensation Committee. These awards are discussed in further detail under “Compensation Discussion and Analysis” above.

(3)	Represents 401(k) plan employer contributions and automobile allowances paid by us.

(4)	Mr. Memole served as our Senior Vice President and General Manager of our Vehicle Sensors segment until May 2009.

Employment Contracts; Termination of Employment and Change of Control Arrangements

We do not currently have any employment contracts in effect with any of our named executive officers other than the agreements described below.  We provide incentives such as salary, benefits and option grants to attract and retain executive officers and other key associates.  The plan administrators of the 1997 Plan and the 2007 Plan have the authority to provide for the accelerated vesting of outstanding options held by an individual, in connection with the termination of such individual’s employment following an acquisition in which these options are assumed or the repurchase rights with respect to the unvested shares are assigned or upon certain hostile changes in control of the Company.  Other than such accelerated vesting and the agreements described above, there is no agreement or policy which would entitle any executive officer to severance payments or any other compensation as a result of such officer’s termination.

Agreements with Abbas Mohaddes

On February 28, 2007, we entered into an offer letter agreement with Abbas Mohaddes in connection with his promotion as our Chief Executive Officer effective as of March 2007.  The offer letter agreement provided for a base salary of $350,000 per year, a bonus of up to $150,000 for the fiscal year ended March 31, 2008 and the grant of an option to purchase 100,000 shares of our common stock (“Option One”) and a second option to purchase an additional 200,000 shares of our common stock.  Under the terms of the offer letter, in the event that his employment with us is terminated for any reason other than cause within three years of his promotion to Chief Executive Officer, Mr. Mohaddes was also entitled to receive one year’s severance, based on his then current base salary, as well as 50% of his then current on-target bonus amount.  In the event of his death or disability, Mr. Mohaddes or his estate was entitled to one year’s acceleration on the vesting of Option One.  If a triggering event under the severance provisions of this agreement had occurred on the last business day of Fiscal 2010, then Mr. Mohaddes would have been entitled to a payment of up to $435,000, based on his then current base salary and on-target bonus.  He would have been entitled to the same payment under either the letter agreement or change in control agreement described below if those agreements had been in effect as of such triggering event.

As described above, the severance provisions relating to the above-described offer letter agreement expired in March 2010, or three years from his promotion to CEO.  Accordingly, on July 27, 2010, we entered into a new letter agreement with Mr. Mohaddes containing substantially the same severance provisions.  The new letter agreement provides for salary continuation payments for 12 months following termination and payment of 50% of his target bonus for the applicable year, payable at the end of the 12 month salary continuation period, in the event that Mr. Mohaddes is terminated without cause (as defined in the letter agreement) within three years after the effective date of the agreement.  If his employment is terminated as a result of death or disability, then no salary continuation or other severance payments will be made but the vesting of any options, restricted stock or other similar awards then held by him will be accelerated by one year.  The letter agreement also provides that Mr. Mohaddes will be granted a restricted stock unit award covering 50,000 shares of our common stock, which award will vest over four years.  Also on July 27, 2010, we entered into a change in control agreement with Mr. Mohaddes, which provides for a lump sum payment of one year’s base pay and 50% of his target bonus for the year in the event of an involuntary termination (as defined in the change in control agreement) of Mr. Mohaddes’ employment in connection with or within 12 months after a change in control, except that such payment will be reduced to 50% of the annual base pay and no bonus if the involuntary termination is due to his voluntary resignation which does not occur within the first six months after the change in control.  Mr. Mohaddes will also be entitled to receive reimbursement for the cost of COBRA coverage for a period of up to one year following the involuntary termination of his employment.  The change in control agreement terminates on the fifth anniversary of the date of the agreement, unless earlier terminated in accordance therewith.  No amounts will be payable and no acceleration of the vesting of any options or equity based awards will occur under the letter agreement in the event of a termination of Mr. Mohaddes’ employment after a change in control; after a change in control, the change in control agreement will determine whether or not Mr. Mohaddes will be entitled to any payments or benefits, and the amount of any payments or benefits, in the event of the termination of his employment.

Agreement with James Miele

On June 11, 2008, we entered into a change in control agreement with James Miele, our Chief Financial Officer.  Pursuant to the terms of the agreement, in the event of an involuntary termination (as defined in the change in control agreement) of Mr. Miele’s employment in connection with or within 12 months after a change in control, Mr. Miele will be entitled to receive a lump sum payment of one year’s base pay and 50% of his target bonus for the year, with such payment to be reduced to 50% of the annual base pay and 25% of the bonus if the involuntary termination is due to his voluntary resignation which does not occur within the first six months after the change in control.  In addition, Mr. Miele will be entitled to receive reimbursement for the cost of COBRA coverage for a period of up to one year following the involuntary termination of his employment.  The agreement terminates on the fifth anniversary of the date of the agreement, unless earlier terminated in accordance with the agreement.  If a triggering event under the severance provisions of his agreement had occurred on the last business day of Fiscal 2010, then Mr. Miele would have been entitled to a payment of up to $235,000, based on his then current base salary and on-target bonus, plus COBRA premium reimbursements.

Agreement with Francis Memole

In May 2009, we entered into a separation agreement with Francis Memole, the former Senior Vice President and General Manager of our Vehicle Sensors segment, related to his termination of employment with us.   Under this agreement, we agreed to pay four and one half months of severance to Mr. Memole for an aggregate severance amount of approximately $72,000, in exchange for a broad release of claims against us and our affiliates.  In addition, we agreed to pay 65% of Mr. Memole’s COBRA premiums until December 31, 2009 pursuant to the American Recovery and Reinvestment Act, as well as the balance of his first month’s COBRA premium.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to bonuses that were potentially payable to our named executive officers under our bonus plan for Fiscal 2010.  No bonuses were payable for Fiscal 2010 to Francis Memole, the former Senior Vice President and General Manager of our Vehicle Sensors segment.

					All Other
					Option	Exercise	Grant
					Awards:	or Base	Date Fair
	Estimated Future Payouts Under				Number of	Price of	Vaule of
	Non-Equity Incentive Plan Awards				Securities	Option	Option
	(1)				Underlying	Awards	Awards
Name	Threshold	Target	Maximum	Grant Date	Options (#)	($/Share)	(2)
Abbas Mohaddes
Chief Executive Office, President, Assistant Secretary and Director	—	$175,000	$245,000	05/27/09	100,000	$1.41	$99,597

James S. Miele
Vice President, Chief Financial Officer and Secretary	—	80,000	104,000	05/27/09	25,000	1.41	24,899

Alan Clelland
Senior Vice President	—	100,000	140,000	05/27/09	25,000	1.41	24,899

Gregory McKhann
Senior Vice President	—	115,000	161,000	05/27/09	25,000	1.41	24,899

Todd Kreter
Senior Vice President	—	80,000	108,000	05/27/09	25,000	1.41	24,899

(1)

Consists of amounts that were potentially payable as cash bonuses based on the attainment of certain criteria pre-established by the Compensation Committee. These awards are discussed in further detail under “Compensation Discussion and Analysis” above. The “Target” amounts represent the maximum amounts that could have been awarded to the executives if the pre-established criteria had been attained. The “Maximum” amounts consist of the “Target” amounts plus the maximum overachievement bonuses that could have been awarded to the executives.

(2)

The dollar amounts shown represent the estimated grant date fair value of stock options granted during the applicable fiscal year determined pursuant to the Black-Scholes-Merton option pricing formula, in accordance with FASB Accounting Standards Codification Topic 718. For a discussion of valuation assumptions used in the calculations, see Note 8 to our consolidated financial statements in our Annual Report for Fiscal 2010. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of March 31, 2010.  Each option vests at the rate of 25% on each of the first four anniversaries of the grant date.  No equity awards were held as of such date by Francis Memole, the former Senior Vice President and General Manager of our Vehicle Sensors segment.

	Option Awards
	Number of	Number of	Equity Incentive Plan
	Securities	Securities	Awards: Number of
	Underlying	Underlying	Securities Underlying	Option
	Unexercised	Unexercised	Unexercised	Exercise	Option
	Options (#)	Options (#)	Unearned Options	Price	Expiration
Name	Exercisable	Unexercisable	(#)	($)	Date
Abbas Mohaddes	210,000	—	—	$1.19	09/26/11
Chief Executive Officer, President, Assistant Secretary and Director	44,000	—	—	1.40	04/30/12
	22,500	7,500	—	2.21	06/14/16
	75,000	25,000	—	2.55	03/13/17
	100,000	100,000	—	2.34	10/01/17
	—	100,000	—	1.41	05/26/19

James S. Miele	40,000	—	—	1.19	09/26/11
Vice President, Chief Financial Officer and Secretary	12,000	—	—	1.40	04/30/12
	20,000	—	—	3.26	09/01/15
	11,250	3,750	—	2.21	06/14/16
	—	25,000	—	1.41	05/26/19

Alan Clelland	12,500	12,500	—	2.46	02/20/18
Senior Vice President	—	25,000	—	1.41	05/26/19

Gregory McKhann	96,000	—	—	1.19	09/26/11
Senior Vice President	34,000	—	—	1.40	04/30/12
	22,500	7,500	—	2.21	06/14/16
	—	25,000	—	1.41	05/26/19

Todd Kreter	12,500	12,500	—	2.46	02/20/18
Senior Vice President	—	25,000	—	1.41	05/26/19

Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by the named executive officers during Fiscal 2010.

Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
Abbas Mohaddes Chief Executive Officer, President, Assistant Secretary and Director	—	$—

James S. Miele Vice President, Chief Financial Officer and Secretary	—	—

Alan Clelland Senior Vice President	—	—

Gregory McKhann Senior Vice President	—	—

Todd Kreter Senior Vice President	—	—

Francis Memole (2) Former Senior Vice President and General Manager	68,000	11,878

(1)             Based on the amount by which the market price of a share of our common stock on the dates of exercise exceeded the applicable exercise price per share of the option.

(2)             Mr. Memole served as our Senior Vice President and General Manager of our Vehicle Sensors segment until May 2009.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

The Iteris, Inc. Deferred Compensation Savings Plan (the “Deferred Compensation Plan”) was a non-qualified voluntary deferral plan that permitted eligible executives to defer a portion of their compensation in exchange for phantom stock units representing the value of our common stock.  The plan was terminated by our Board of Directors in December 2008 and no additional deferrals of compensation were made under the plan after such date.  No employer contributions have been permitted since the plan’s inception.  Any distribution of a participant’s account balance will be made in the form of our common stock.

At March 31, 2009, the Deferred Compensation Plan held 23,844 shares of our common stock held by current executives. In December 2009, we distributed these remaining shares to their respective owners, which effectively terminated the trust in which these remaining shares were held.

The following table sets forth information with respect to the accounts of the named executive officers under the Deferred Compensation Plan during Fiscal 2010.

Name	Executive Contributions in Last Fiscal Year($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Loss) in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Abbas Mohaddes Chief Executive Officer, President, Assistant Secretary and Director	$—	$—	$—	$12,098	$—

James S. Miele Vice President, Chief Financial Officer and Secretary	—	—	—	—	—

Alan Clelland Senior Vice President	—	—	—	—	—

Gregory McKhann Senior Vice President	—	—	—	21,999	—

Todd Kreter Senior Vice President	—	—	—	—	—

Francis Memole (1) Former Senior Vice President and General Manager	—	—	—	—	—

(1)           Mr. Memole served as a Senior Vice President and General Manager of our Vehicle Sensors segment until May 2009.

Director Compensation

Directors who are not employees of Iteris or any of its subsidiaries receive an annual fee of $12,000 per year, paid quarterly, in addition to $1,500 for each Board meeting attended in person and $250 for each telephone conference Board meeting.  All directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of our Board of Directors and its committees.

Non-employee directors are also eligible to receive periodic option grants pursuant to the Directors’ Automatic Option Grant Program under our 2007 Plan.  Under the 2007 Plan, each non-employee director receives an option to purchase 20,000 shares of common stock upon his initial appointment to the Board of Directors and an additional option to purchase 5,000 shares of common stock on the date of each annual meeting after his appointment, provided he has served on the Board for at least six months.  Each option granted to non-employee directors under the Directors’ Automatic Option Grant Program will have an exercise price equal to the fair market value of the common stock on the grant date and a maximum term of ten years, subject to earlier termination following the optionee’s cessation of service as a Board member.

The following table sets forth a summary of the compensation earned in Fiscal 2010 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Richard Char	$21,750	$6,002	$—	$27,752
Kevin C. Daly, Ph.D.	20,000	6,002	—	26,002
Gregory A. Miner	20,000	6,002	—	26,002
John W. Seazholtz	21,250	6,002	—	27,252
Joel Slutzky	19,500	6,002	—	25,502
Thomas L. Thomas	20,750	6,002	—	26,752

(1)                                  Represents amounts earned by the directors based on the compensation arrangement described above.

(2)                                  The dollar amounts shown represent the estimated grant date fair value of stock options granted in Fiscal 2010 determined pursuant to the Black-Scholes-Merton option pricing formula, in accordance with FASB Accounting Standards Codification Topic 718. For a discussion of valuation assumptions used in the calculations, see Note 8 to our consolidated financial statements in our Annual Report for Fiscal 2010. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report.

Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law, we can indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).  Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law, and our bylaws require us to advance litigation expenses upon receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification.  The bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our certificate of incorporation provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to us and our stockholders.  This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

We have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws.  These agreements, among other things, indemnify our directors and certain of our officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of Iteris, or as a director or officer of any other company or enterprise to which the person provides services at our request.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the fiscal year ended March 31, 2010 were Messrs. Daly, Seazholtz and Thomas.  None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended March 31, 2010.  None of our executive officers currently serves, or in the year ended March 31, 2010 has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with the management of Iteris the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for the 2010 Annual Meeting of Stockholders.  Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended March 31, 2010.

Submitted by the Compensation Committee of the Board of Directors: Kevin C. Daly, Ph.D. John W. Seazholtz Thomas L. Thomas

EQUITY COMPENSATION PLANS

The following table provides information as of March 31, 2010 with respect to shares of our common stock that may be issued under existing equity compensation plans.  The table does not include information with respect to shares of our common stock subject to outstanding options granted under equity compensation plans or option agreements that were assumed in connection with the merger of the Iteris Subsidiary into us in October 2004.  However, Note 1 to the table sets forth the total number of shares of common stock issuable upon the exercise of those assumed options as of March 31, 2010 and the weighted average exercise price of those options.  Except for the adjustments described in Note 1 with respect to the outstanding assumed options, no additional options may be granted under those assumed plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding some securities reflected in first column)

Equity Compensation Plans Approved by Security Holders
1997 Stock Incentive Plan	1,145,750	$2.25	—
2007 Omnibus Incentive Plan	768,000	1.89	882,000

Equity Compensation Plans Not Approved by Security Holders
None

Total(1)	1,913,750	$2.10	882,000

(1)                                  The table does not include information with respect to the equity compensation plan or option agreements that were assumed by us in connection with the merger of the Iteris Subsidiary into us in October 2004.  As of March 31, 2010, a total of 1,304,000 shares of common stock were issuable upon exercise of outstanding options under the assumed plan and agreements.  No additional options may be granted under the assumed plan.  The weighted average exercise price of all such assumed options to acquire shares of our common stock was $1.28 per share.

PRINCIPAL STOCKHOLDERS AND COMMON STOCK OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of June 30, 2010, the number and percentage ownership of our common stock by (i) all persons known to us to beneficially own more than 5% of the outstanding common stock, (ii) each of the named executive officers in the Summary Compensation Table which appears elsewhere herein, other than Francis Memole who was not serving as an officer as of June 30, 2010, (iii) each of our directors, and (iv) all of our executive officers and directors as a group.  To our knowledge, except as otherwise indicated, each of the persons named in this table has sole voting and investment power with respect to the common stock shown as beneficially owned, subject to community property and similar laws, where applicable.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)(3)	Percent of Class(2)

Austin W. Marxe and David M. Greenhouse(4)	4,339,707	12.6%
Lloyd I. Miller, III(5)	3,873,146	11.3
Bryant R. Riley(6)	2,787,686	8.1

Abbas Mohaddes(7)	1,318,358	3.8
Alan Clelland(8)	24,431	*
Greg McKhann(9)	274,332	*
James S. Miele(10)	104,295	*
Todd Kreter(11)	19,058	*
Richard Char(12)	40,000	*
Kevin C. Daly, Ph.D(13)	395,132	1.1
Gregory A. Miner(14)	962,485	2.8
John W. Seazholtz(15)	128,547	*
Joel Slutzky(16)	2,076,185	6.0
Thomas L. Thomas(17)	94,000	*

All executive officers and directors as a group (11 persons)(18)	5,436,823	15.1%

*              Less than 1%.

(1)                                  The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.  The address for Mr. Riley is 11100 Santa Monica Blvd., Suite 810, Los Angeles, CA 90025.  The address for Mr. Miller is 4550 Gordon Drive, Naples, FL 34102.  The address of all other persons named in the table is 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705.

(2)                                  Based on 34,331,756 shares of common stock outstanding as of June 30, 2010.  Shares of common stock subject to options or warrants which are exercisable within 60 days of June 30, 2010 are deemed to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.  Other than as described in the preceding sentence, shares issuable upon exercise of outstanding options and warrants are not deemed to be outstanding for purposes of this calculation.

(3)                                  In addition to the shares held in the individual’s name, this column also includes shares held for the benefit of the named person under our 401(k) and Stock Ownership Plan.

(4)                                  Pursuant to an amendment to a Schedule 13G filed on February 12, 2010 with the SEC, Messrs. Marxe and Greenhouse reported that, as of December 31, 2009, they had shared voting power and shared dispositive power over 4,104,703 shares of common stock and 235,004 shares issuable upon exercise of warrants held by Special Situations Cayman Fund, L.P., Special Situations Fund III, L.P., Special Situations Fund III QP, L.P. and Special Situations Private Equity Fund, L.P. (collectively, the “Special Situations Funds”).  Messrs. Marxe and Greenhouse are the controlling principals of AWM Investment Company, Inc. (“AWM”), the general partner of and investment adviser to Special Situations Cayman Fund, L.P.  AWM is the general partner of MGP Advisers Limited Partnership, the general partner of and investment adviser to Special Situations Fund III, L.P. and the general partner of Special Situations Fund III QP, L.P.  In addition, Messrs. Marxe and Greenhouse are members of MG Advisers L.L.C., the general partner of Special Situations Private Equity Fund, L.P.  AWM serves as the investment adviser to Special Situations Fund III QP, L.P. and Special Situations Private Equity Fund, L.P.

(5)                                  Pursuant to an amendment to a Schedule 13G filed on February 9, 2010 with the SEC, Mr. Miller reported that, as of February 3, 2010, he had shared dispositive and voting power with respect to 2,317,096 shares as (i) an investment advisor to the trustee of certain family trusts and (ii) an authorized person with respect to a custody account.  Mr. Miller also had sole dispositive and voting power with respect to 1,556,050 of the reported securities as (i) a manager of a limited liability company that is the general partner of a certain limited partnership, (ii) the trustee to certain grantor retained annuity trusts, and (iii) an individual.

(6)                                  Pursuant to an amendment to a Schedule 13G filed on February 12, 2010 with the SEC, Mr. Riley reported that, as of December 31, 2009, (i) 99,032 shares were owned by the B. Riley & Co. Retirement Trust, of which Mr. Riley serves as trustee, (ii) 149,900 shares were owned by the custodial accounts of Mr. Riley’s children, over which he controls the voting and investment decisions in his role as custodian for the children’s accounts, and (iii) 2,538,754 shares were held in the accounts of the investment advisory clients of Riley Investment Management LLC (“RIM”), of which RIM has sole investment and voting power over 1,099,185 shares and shared voting and dispositive power over 1,439,569 shares.  Because RIM has sole voting and investment power over the 1,099,185 shares held in the managed accounts of its investment advisory clients and Mr. Riley, in his role as the sole manager of RIM, controls its voting and investment decisions, each of RIM and Mr. Riley may be deemed to have beneficial ownership of such shares.  Each of RIM and Mr. Riley disclaims beneficial ownership of the 1,439,569 shares held by RIM’s investment advisory clients over which RIM has shared voting and dispositive power.  Mr. Riley also disclaims beneficial ownership of the 149,900 shares held in his children’s accounts.

(7)                                  Includes (i) 484,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010 and (iv) 11,540 shares held by Mr. Mohaddes’ IRA.

(8)                                  Includes 18,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(9)                                  Includes 166,250 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(10)                            Includes 93,250 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(11)                            Includes 18,750 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(12)                            Consists of shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(13)                            Includes (i) 100 shares held by Dr. Daly’s spouse, (ii) 329,032 shares held by Dr. Daly’s IRA, and (iii) 50,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(14)                            Includes (i) 183,334 shares held by Mr. Miner’s IRA, (ii) 19,230 shares held by Mr. Miner’s wife’s IRA and (iii) 535,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(15)                            Includes 65,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(16)                            Includes (i) 1,580,922 shares held by The J&J Slutzky Trust, of which Mr. Slutzky is the co-trustee, (ii) 144,616 shares held by Mr. Slutzsky’s IRA and (ii) 215,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.  Excludes shares of common stock held in the Joel Slutzky Family Trust for the benefit of the children and relatives of Mr. Slutzky; Mr. Slutzky has no investment or voting power with respect to the shares in such trust and disclaims any beneficial ownership.

(17)                            Includes 65,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.

(18)                            Includes 1,751,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after June 30, 2010.  Does not include shares, if any, held by Francis Memole, who served as a Senior Vice President and our General Manager of the Vehicle Sensors segment until May 2009.

CERTAIN TRANSACTIONS

Since April 1, 2008, other than the agreements and transactions described in “Executive Compensation and Other Information” and the transactions described below, there has not been, nor is there any proposed transaction, where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or the average of the Company’s total assets at year end for the last two fiscal years and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

We previously subleased office space to MAXxess Systems, Inc. (“MAXxess”), one of our former subsidiaries that we sold in September 2003 and is currently owned by an investor group that includes two of our directors, one of whom is the Chief Executive Officer of MAXxess.  The sublease terminated in September 2007, at which time MAXxess owed us an aggregate of $274,000 related to this sublease and certain related ancillary services that we provided to MAXxess.  We have previously fully reserved for amounts owed to us by MAXxess under the terms of this sublease.  In August 2009, MAXxess executed a promissory note payable to Iteris for $274,000.  The promissory note bears interest at a rate of 6% per annum, compounded annually, with accrued interest to be paid annually on the first business day of each calendar year.  Payments under the note may be made in bona fide services rendered by MAXxess to Iteris to the extent such services and amounts are pre-approved in writing by us.  All amounts outstanding under the note will become due and payable on the earliest of (i) August 10, 2014, (ii) a change of control in MAXxess, or (iii) a financing by MAXxess resulting in gross proceeds of at least $10 million.  As of March 31, 2010, the entire $274,000 principal balance was outstanding and payable to Iteris and remains fully reserved.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC.  Specific due dates for these reports have been established, and we are required to report any failure to file by such dates.  Based solely on our review of copies of the reports on Forms 3, 4 and 5 received by us with respect to the fiscal year ended March 31, 2010 and the written representations received from the reporting persons that no other reports were required, except as indicated in the foregoing sentence or as indicated in our prior proxy statements, we believe that all directors, executive officers and persons who own more than 10% of our common stock have complied with the reporting requirements of Section 16(a) and have filed all reports required by such section.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended March 31, 2010 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders.  The annual report is not incorporated into this proxy statement and is not considered proxy solicitation material.  Stockholders may obtain a copy of the annual report and any of our other filings with the SEC, without charge, by writing to Investor Relations, Iteris, Inc., 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.  The annual report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”).  Stockholder proposals that are intended to be presented at our 2011 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than April 7, 2011.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination on or between May 20, 2011 and June 19, 2011.  If the date of the 2011 Annual Meeting is called for a date that is not within 30 days before or after the anniversary date of the 2010 Annual Meeting of Stockholders (a situation that we do not anticipate), then the stockholder must submit any such proposal or nomination not later than the close of business of the 10th day following the earlier of (i) the day on which the notice of the meeting was mailed or (ii) public disclosure of the date of such meeting is first made.  Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2011 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 1700 Carnegie Avenue, Suite 100, Santa Ana, California 92705.  It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement.  If any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend.  Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

THE BOARD OF DIRECTORS OF
ITERIS, INC.
Santa Ana, California
July 29, 2010

PROXY

ITERIS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of ITERIS, INC. hereby appoints ABBAS MOHADDES and JAMES S. MIELE, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Iteris to be held at the Company’s principal executive offices located at 1700 Carnegie Avenue, Suite 100, Santa Ana, CA 92705, on September 17, 2010 at 10:00 a.m. Pacific Time, and at any adjournments or postponements thereof, and to vote all shares of common stock of Iteris held of record by the undersigned on July 21, 2010, with all the powers the undersigned would possess if personally present, in accordance with the instructions on this proxy.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS DESCRIBED BELOW, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

☒ Please mark votes as in this example.

1.

Election of Directors: To elect Richard Char, Kevin C. Daly, Ph.D., Gregory A. Miner, Abbas Mohaddes, John W. Seazholtz, Joel Slutzky, and Thomas L. Thomas to the Board of Directors, each to hold such office until the next annual meeting of stockholders or until his successor is elected and qualified.

☐ FOR ☐ WITHHOLD AUTHORITY to vote for all nominees listed below

(Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided above.)

2.	Ratification of McGladrey & Pullen, LLP as the independent registered public accounting firm of Iteris for the fiscal year ending March 31, 2011.

☐ FOR ☐ AGAINST ☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Signature:	Date:

Signature:	Date:

(This Proxy must be signed exactly as your name appears hereon.  Executors, administrators, trustees, etc., should give full title as such.  If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.)

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.